UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MORGAN STANLEY

(Name of Registrant as Specified in its Charter)

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A Message Regarding the 2007 Shareholders Meeting

Morgan Stanley’s 2007 annual shareholders meeting will be held at 9:00 a.m. Eastern time on April 10th at our Global Wealth Management Group headquarters in Purchase, NY. Shareholders will be able to vote on:

  electing our directors;

  ratifying the appointment of Deloitte & Touche LLP as independent auditor;

  approving a new equity compensation plan for Morgan Stanley employees (EICP); and

  two shareholder proposals: (i) to adopt simple majority voting in the certificate of incorporation and bylaws; and (ii) to adopt a policy that Morgan Stanley’s shareholders vote annually on a non-binding advisory resolution to ratify the compensation of the named executive officers set forth in Morgan Stanley’s proxy statement.

If you are a shareholder, your vote “FOR” the EICP is particularly important. Absent shareholder approval of the EICP, Morgan Stanley’s ability to make year-end equity awards to employees will be severely limited.

Our Board of Directors recommends that shareholders vote “FOR” the director nominees, auditor ratification and the EICP and “AGAINST” the two shareholder proposals. The Board's rationale for these recommendations is set forth in the proxy statement.

If you hold shares in the Firm’s employee plans, you will receive your proxy materials and voting instructions via e-mail. You may vote by website or by telephone; if you prefer to vote using a proxy card, you will be able to request one.

If you also hold shares in a brokerage account or in your own name, you will receive different proxy cards to vote such shares. Please be sure to vote such shares in addition to the shares that you hold in employee plans. Please read the voting instructions on each card.

Thank you for your continued support of, and investment in, Morgan Stanley.

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Please read the proxy statement; it contains important information. You may obtain a free copy of the proxy statement and Morgan Stanley’s annual, quarterly and current reports at either www.sec.gov or www.morganstanley.com/about/ir/sec_filings.html. Morgan Stanley’s directors, officers and employees may solicit proxies. Information regarding their interests can be found in the proxy statement.

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